EXHIBIT 10.16(e)

FOURTH AMENDMENT TO THE
MINERALS TECHNOLOGIES INC. SUPPLEMENTAL SAVINGS PLAN
AS AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2008

WHEREAS, pursuant to Section 15 of the Minerals Technologies Inc. Supplemental Savings Plan, as Amended and Restated Effective December 31, 2008 (the “Plan”), Minerals Technologies Inc. (the “Company”) reserves the right to amend the Plan by actions of its Board of Directors or its delegate and now wishes to do so by the following amendment

NOW, THEREFORE, the Plan is amended as follows, effective as of the date hereof:

1.	Section 5 of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

“SECTION 5. ADDITIONAL DEFERRALS

In addition to the deferrals provided for in Section 4, a Participant may elect to defer from one percent (1%) to one hundred percent (100%) of his or her Bonus Compensation for a Plan Year by filing an election with the Administrator pursuant to Section 6.  No matching contributions shall be credited with respect to deferrals under this Section 5.”

2.	Section 8 of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

“SECTION 8. INVESTMENT OF ACCOUNTS

Each Participant’s account shall be deemed invested in the hypothetical investment options (designated by the Administrator as available under the Plan) as the Participant may elect, from time to time, in accordance with such rules and procedures as the Administrator may establish. The Administrator may designate more than one investment option for different types of deferrals, or the Administrator may mandate a particular investment option for a type of deferral. Pursuant to procedures established by the Administrator, each Participant’s account shall be adjusted as of each business day the New York Stock Exchange is open to reflect the earnings or losses of such investment options. To the extent a Participant’s account is treated as invested in Company stock, any cash dividends declared on Company stock shall be treated as reinvested in additional shares of Company stock. No provision of the Plan shall require the Company to actually invest any amounts in any fund or in any other investment vehicle.”

3.	Section 10 of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

“SECTION 10.  TIME AND MANNER OF DISTRIBUTION

Effective for Plan Years beginning as of January 1, 2020, distribution of a Participant’s account related to amounts contributed to the Plan on and after January 1, 2020 (i.e., “Post-2019 Contributions”), shall be made within ninety (90) days following the Participant’s separation from service with the Employer (within the meaning of Section 409A of the Code), in either of the following modes of distribution, as elected by the Participant as of the later of his first annual enrollment for Plan Years beginning on or after January 1, 2020, or his initial deferral election upon becoming eligible to participate in the Plan after January 1, 2020:

(a) a single lump sum payment; or

(b)
annual installments over a period of up to ten (10) years, the amount of each installment to equal the balance of the Participant’s vested account immediately prior to the installment divided by the number of installments remaining to be paid.

However, if the Company is subject to the provisions of Section 409A(a)(2)(B)(i) of the Code, and if distribution is to be made or commence as a result of the Participant’s separation from service with the Employer, and if the Participant is a “specified employee” of the Employer (as defined under said Section 409A(a)(2)(B)(i)), then, distribution of any Post-2019 Contributions and related earnings shall be made or commence not earlier than the six (6) month anniversary of the date of such Participant’s separation from service with the Employer.  “Specified employees” shall be identified using the methodology set forth in writing by the Company’s Vice-President, Organization and Human Resources or any successor to such role, which methodology shall be considered a part of this Plan.

With respect to amounts deferred to the Plan prior to January 1, 2020 (“Pre-2020 Contributions”), distribution of a Participant’s account shall normally be made, in the form of a lump-sum payment, within ninety (90) days following the Participant’s separation from service with the Employer (within the meaning of Section 409A of the Code).  Pre-2020 Contributions include Company matching contributions attributable to 2019 and any bonuses earned in 2019. However, if the Company is subject to the provisions of Section 409A(a)(2)(B)(i) of the Code, and if the Participant is a “specified employee” of the Employer (as defined under said Section 409A(a)(2)(B)(i)), distribution shall be made in the seventh (7th) month following the month in which the separation from service occurs.  “Specified employees” shall be identified using the methodology set forth in writing by the Company’s Vice-President, Organization and Human Resources or any successor to such role, which methodology shall be considered a part of this Plan.

However, with respect to any such Pre-2020 Contributions, a Participant may make a one-time election prior to December 31, 2019, in accordance with procedures established by the Plan Administrator, to change the mode of his or her distribution following separation from service, from a lump sum payment to annual installments over a period of up to ten (10) years, subject to the following conditions:  (i) any such election may not take effect until twelve (12) months after the date on which the election is made; and (ii) payment with respect to such election must be deferred for a period of five (5) years from the date on which payment would otherwise have been made or have commenced.

Any distribution under this Plan shall be made in the form of cash and shall be subject to federal, state and/or local tax withholding and any social security withholding tax as may be required by law.”

3. Except as hereinabove amended, the provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed on the 20th day of December, 2019.

MINERALS TECHNOLOGIES INC.

By:  /s/ Thomas J. Meek
Thomas J. Meek
Senior Vice President and General Counsel